UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

MERISTAR HOSPITALITY CORPORATION

(Exact name of registrant as specified in its charter)

1-11903

(Commission File Number)

MARYLAND	72-2648842
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4501 NORTH FAIRFAX DRIVE

ARLINGTON, VIRGINIA 22203

(Address of principal executive offices)

Registrant’s telephone number, including area code: (703) 812-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 30, 2005, MeriStar Hospitality Corporation (“MeriStar”) and its operating partnership, MeriStar Hospitality Operating Partnership, L.P. (collectively, the “Company”) entered into an executive employment agreement (the “Agreement”) with Paul W. Whetsell, effective January 1, 2005. Mr. Whetsell is the Chairman of the Board and Chief Executive Officer of MeriStar. The Agreement has an initial term of three years, and automatically renews on a year-to-year basis thereafter, unless terminated in accordance with its terms. Under the terms of the Agreement, Mr. Whetsell will receive a minimum base salary of $635,000, subject to annual review by the Compensation Committee of MeriStar’s Board of Directors (the “Compensation Committee”). Mr. Whetsell is also eligible to receive an annual incentive cash bonus at the following targeted amounts of base salary: threshold target - 25%; internal plan - 75%; target - 125%; and maximum - 150%.

Eighty percent (80%) of this annual cash bonus is based on the achievement of predefined operating or performance goals established by the Compensation Committee. The remainder of Mr. Whetsell’s annual cash bonus is determined by the Compensation Committee on the basis of his individual performance. In addition to the cash bonus, Mr. Whetsell will be eligible to receive in 2007 a one-time additional bonus award in stock having a maximum value of $1,250,000 as a long term incentive for the 2004, 2005, and 2006 fiscal years based upon the achievement of certain absolute and relative shareholder returns, the calculation of which shall be made in a manner consistent with the calculation of his other long term stock incentive awards for those years. Mr. Whetsell will also receive a car allowance of up to $1,700 per month, up to $40,000 per year for life insurance premiums, and up to $12,000 per year for disability insurance premiums, all of which are to be adjusted annually for inflation. He is also entitled to participate in all Company plans, such as any pension, profit-sharing, bonuses, stock option or other incentive compensation plans, life and health insurance plans, or other insurance plans and benefits on the same basis and subject to the same qualifications as other senior executive officers of the Company.

If Mr. Whetsell is terminated without cause or voluntarily terminates with “good reason,” he will be entitled to receive (i) a lump-sum payment equal to two and one-half times the sum of (x) his annual base salary and (y) the amount of his bonus for the preceding year, (ii) immediate vesting and exercisability of all unvested stock options and restricted stock awards and (iii) the continuance of health insurance benefits, but only until the earlier of (x) two and one-half years from the end of the term of the Agreement or (y) the date on which he obtains health insurance coverage from a subsequent employer. Upon termination due to death or disability, Mr. Whetsell or his estate will receive (i) a lump-sum payment equal to his base salary, plus the pro rata portion of his bonus for the fiscal year in question, (ii) immediate vesting and exercisability of all unvested stock options and restricted stock awards and (iii) payment for one year of any other compensation due pursuant to the Agreement. Upon voluntary termination by Mr. Whetsell other than for “good reason” or termination for “cause” by the Company, Mr. Whetsell will receive the accrued and unpaid amount of his base salary through the termination date, any unvested options will terminate immediately, and any vested options held by Mr. Whetsell will expire ninety days after the termination date. If, within twenty-four months following a “change in control”, the Agreement is terminated by Mr. Whetsell for “good reason”, or by the Company “without cause”, or if the Agreement is not renewed by the Company, Mr. Whetsell will be entitled to receive (i) a lump-sum payment equal to three and one-half times the sum of (x) his annual base salary and (y) the amount of his bonus for the preceding year, (ii) immediate vesting and exercisability of all unvested stock options and restricted stock awards and (iii) the continuance of health insurance benefits, but only until the earlier of (x) one year from the end of the term of the Agreement or (y) the date on which he obtains health insurance coverage from a subsequent employer. In the event that any accelerated vesting of Mr. Whetsell’s rights with respect to stock options, restricted stock or any other payment, benefit or compensation results in the imposition of an excise tax payable by him under section 4999 of the Internal Revenue Code, or any successor or other provision with respect to “excess parachute payments” within the meaning of section 280G(b) of the Internal Revenue Code, the Company will make a cash payment to him in the amount of such excise tax and shall also make a cash payment to him in an amount equal to the total of federal, state and local income and excise taxes for which he may be liable on account of such excise tax payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERISTAR HOSPITALITY CORPORATION

BY:	/s/ Jerome J. Kraisinger
Jerome J. Kraisinger Executive Vice President, Secretary and General Counsel

Date: July 7, 2005